Exhibit 10.1
DaVita Inc.
Stock Appreciation Rights Agreement under the DaVita Inc. 2020 Incentive Award Plan

This Stock Appreciation Rights Agreement (this “Agreement”) is dated as of the Grant Date indicated below by and between DaVita Inc., a Delaware corporation (the “Company”), and the Grantee indicated below pursuant to the DaVita Inc. 2020 Incentive Award Plan (the “Plan”).

Primary Terms

Grantee:	«Grantee»
Address:	«Address_1» «City», «State» «Zip»
Grant Date:	«Grant Date»
Base Shares:	«SSAR_Award»
Base Price per Share:	$«Base_Price»
Vesting Schedule:	«SSAR_Vesting_1» «SSAR_Vesting_2»
Expiration Date:	«Expiration_Date»
Plan Name:	2020 Incentive Award Plan
Plan ID#:	[2020]

This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions
Exhibit B – Events Causing Full Vesting of Awards

Grantee hereby expressly acknowledges and agrees that he/she/they is an employee at will and may be terminated by the Company or its applicable Affiliate at any time, with or without cause. By accepting this Award, Grantee hereby acknowledges he/she/they has a copy of the Plan, and accepts and agrees to the terms and provisions of this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have accepted this Agreement effective as of the Grant Date.

DaVita Inc.	Grantee*

*If permitted by the Company, this Agreement may be accepted electronically by the Grantee pursuant to the Company’s third-party stock plan administrator’s procedures.

DaVita Inc.
Stock Appreciation Rights Agreement Exhibit A – General Terms and Conditions
For valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1.Grant of Stock Appreciation Rights Award

The Company hereby grants to Grantee an award of stock appreciation rights (“Award”) covering the number of Base Shares of Common Stock indicated on the front page, pursuant to which the Grantee shall be eligible to receive a number of shares (“Gain Shares”) of Common Stock with an aggregate value equal to (1) the number of Base Shares indicated on the front page, times (2) the difference between the Fair Market Value of one share of Common Stock on the last trading day prior to exercise of the Stock Appreciation Rights and the Base Price specified on the front page, subject to Grantee’s fulfillment of the vesting and other conditions set forth in this Agreement.

2.Term of Stock Appreciation Rights Award

(a)This Award shall be effective for the period (“Term”) from the Grant Date shown above through the Expiration Date specified on the front page.

(b)In the case of the termination of Grantee's employment with the Company or any of its subsidiaries or affiliates for any reason, whether voluntary or involuntary (“Severance”), the date upon which the Award shall terminate shall be determined based on the following:

(i)If Grantee dies while employed by the Company or during the three (3) month period immediately subsequent to his/her/their Severance, the Award shall terminate one (1) year from the date of the Severance.

(ii)If Grantee was disabled (as described in Exhibit B attached hereto) at the time of his/her/their Severance, the Award shall terminate one (1) year following the Severance.

(iii)If the Grantee satisfies the requirements for Rule of 65 vesting (as described in Exhibit B attached hereto) at the time of his/her/their Severance and such Severance is not for Cause (as defined in Exhibit B attached hereto), the Award shall terminate on the Expiration Date.

(iv)In all other cases, the Award shall terminate three (3) months following the Severance.

(v)Notwithstanding the foregoing, the Award shall terminate no later than the Expiration Date, regardless of whether or not Grantee remains in the employ of the Company.

(c)If Grantee is transferred between the Company and an Affiliate thereof, or vice versa, or between Affiliates, Severance shall not be deemed to have occurred.

3.Exercisability

(a)The Base Shares subject to this Award shall become exercisable (“vest”) on the dates indicated under the Vesting Schedule indicated on the front page such that this Award shall be fully exercisable on the last date listed on the table on the front page; provided, however, that such vesting shall cease at the time of Grantee's Severance; provided, further, that, if the Grantee is an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of death or Severance, then

(i) the Award shall continue to vest on the dates indicated in the Vesting Schedule if the Grantee satisfies the requirements of Rule of 65 vesting (as set forth on Exhibit B) at the time of his/her/their Severance and his/her/their Severance is other than for Cause or (ii) the entire Award shall vest immediately upon the Grantee’s Severance due to death or disability (as described in Exhibit B attached hereto). The specific provisions regarding circumstances in which vesting would occur upon death, disability or Rule of 65 are set forth in Exhibit B.

(b)These installments shall be cumulative, so that this Award may be exercised as to any or all of the Base Shares covered by an installment at any time or times after the installment becomes vested and until this Award terminates.

(c)Notwithstanding the foregoing, in the event of a Change of Control, the entire Award may vest immediately in accordance with the terms of the Plan. The specific provisions regarding circumstances in which full vesting would occur upon or following a Change in Control under this Agreement are set forth in Exhibit B.

(d)Except as otherwise provided for herein, Grantee's Severance shall not accelerate the number of Base Shares with respect to which an Award may be exercised.

4.Method of Exercising

This Award may be exercised by Grantee upon delivery of the following documents to the Company at its principal executive offices, or as otherwise required in accordance with a broker-assisted cashless exercise program:

(a)Written notice, in the form of a completed exercise election form, specifying the number of Base Shares with respect to which the Award is being exercised;

(b)Such agreements or undertakings that are required by the Committee pursuant to the Plan;
and

(c)Provision for the payment of any taxes (including withholding taxes), which may be required by the Company, as described in Section 5.

5.Taxes
(a)Grantee is ultimately liable and responsible for all taxes under all applicable federal, state, local or other laws or regulations (the “Required Tax Payments”) owed in connection with the Award, regardless of any action the Company or any of its Affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or exercise of the Award or the subsequent sale of the Gain Shares issuable pursuant to the Award. The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability.

(b)As a condition precedent to the delivery to the Grantee of any Gain Shares upon exercise of the Award, the Grantee shall satisfy the Required Tax Payments by the Company withholding from the Gain Shares otherwise to be delivered to the Grantee pursuant to the Award a whole number of Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, with the number of Shares withheld rounded up to the nearest whole Share to satisfy the Required Tax Payments. Notwithstanding the foregoing, the Company (or, in the case of a Grantee subject to Section 16 of the Exchange Act, the Committee) may, in its sole discretion, establish alternative methods for the Grantee to satisfy the Required Tax Payments, which may include, without limitation, a cash payment, proceeds from the sale of the Gain Shares otherwise issuable to Grantee, or delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares, in each case, having an aggregate value, determined as of the Tax Date, equal to the amount necessary to satisfy the Required Tax Payments.

6.Settlement of Award

Upon exercise of the Award, in whole or in part, the Company shall:

(a)provide for the registration in book-entry form for Grantee’s benefit of the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of Grantee to satisfy tax withholding requirements); or

(b)deliver to Grantee a stock certificate representing the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of Grantee to satisfy tax withholding requirements).

7.Clawback Provision

Notwithstanding any other provision in this Agreement to the contrary, Grantee shall be subject to the Company’s Compensation Clawback Policy or other clawback policy adopted by the Company, each as may be amended from time to time (the “Clawback Policy”). The provisions of this Section 7 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

8.Assignments

(a)Subject to Section 8(b) below, this Award shall be exercisable only by Grantee during Grantee's lifetime. In the event of Grantee’s death while still employed by the Company or during the three
(3)month period immediately subsequent to his/her/their Severance, this Award may be exercised by any of Grantee’s executor, heirs or administrator to whom this Award may have been assigned or transferred.

(b)The rights of Grantee under this Award may not be assigned or transferred except by will or by the laws of descent and distribution.

9.No Rights as a Stockholder

Grantee shall have no rights as a stockholder of any Base Shares or Gain Shares unless and until the Gain Shares are issued to Grantee upon the exercise of the Award.

10.Interpretation of Award

(a)This Award is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b)Any provision in this Award inconsistent with the Plan shall be superseded and governed by the Plan.

(c)For all purposes under this Award, employment by the Company shall include employment by the Company or any Affiliate thereof.

(d)This Award shall be subject to the terms of any written employment agreement between the Grantee and the Company or any Affiliate thereof to the extent permissible under the Plan.

11.Restrictions on Transfer of Shares

Grantee acknowledges that any Gain Shares issued upon exercise of this Award may be subject to such transfer restrictions that prohibit any transfer, pledge, sale or disposition of the Gain Shares as the

Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

12.Amendments

The Company may amend the provisions of this Agreement at any time; provided that, an amendment that would adversely affect the Grantee’s rights under this Agreement in a material manner shall be subject to the written consent of the Grantee.

13.[Non-Competition/]1Non-Solicitation/Non-Disclosure

[(a) Non-Competition. Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and the unique access to the Company’s confidential business, personnel, and customer and patient information, including trade secret information, that Grantee receives solely as a result of Grantee’s employment with the Company, and accordingly agrees that while Grantee is an Employee, and for the «NonCompete_Term» period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), Grantee shall not, as an employee, independent contractor, consultant, or in any other capacity, prepare to provide or provide any of the same or similar services that Grantee performed during his/her/their employment with or service to the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) anywhere in the Restricted Territory that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services during the last five years of Grantee’s employment with the Company. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with the Company or any of its subsidiaries or affiliates, or discussing the Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

Grantee further agrees that during the Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during the last five years of Grantee’s employment with or engagement by the Company in the Restricted Territory where such activity is competitive with the activities carried on by the Company or any of its subsidiaries or affiliates.

Grantee acknowledges that during the Restricted Period, Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for the Company (the “Additional Protected Areas of Business”). As a result, Grantee agrees he/she/they shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

Notwithstanding the foregoing, nothing in this Section 13(a) prohibits Grantee from passively owning not in excess of 2% in the aggregate of any company’s stock or other ownership interests that are publicly traded    on    any    national    or    regional    stock    exchange.

For purposes of this Section 13(a), “Restricted Territory” means the territory or territories or other geographic areas in which the Company does business and as to which Grantee provided services or had a material presence or influence, and/or about which Grantee learned confidential information and/or trade secrets. Grantee acknowledges and agrees that, given Grantee’s role at the Company, the geographical limitations and duration of this covenant not to compete are reasonable and appropriate, it being understood that the business of the Company can be, and is, practiced throughout the United States, and that the restrictions set forth herein will not impose any undue hardship on Grantee.

1 To be included based on teammate jurisdiction and status.

To the extent that the provisions of this Section 13(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.

This Section 13(a) (Non-competition) and the rights and obligations of Company hereunder may be assigned by Company and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of Company’s successors in interest. This Section 13(a) (Non-competition) and the rights and obligations of Grantee hereunder may not be assigned by Grantee, but are binding upon Grantee's heirs, administrators, executors, and personal representatives.]
(b)    Non-Solicitation. Grantee agrees that during the term of his/her/their employment and/or service to the Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her/their employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s, or any of its subsidiaries’ or affiliates’, employees with whom Grantee worked on more than a de minimis basis or whom Grantee directly or indirectly supervised while with the Company to work for any Person; (ii) hire any of the Company’s, or any of its subsidiaries’ or affiliates’, employees with whom Grantee worked on more than a de minimis basis or whom Grantee directly or indirectly supervised while with the Company to work (as an employee or an independent contractor) for any Person; or (iii) take any action that may reasonably result in any of the Company’s, or any of its subsidiaries’ or affiliates’, employees with whom Grantee worked on more than a de minimis basis or whom Grantee directly or indirectly supervised while with the Company going to work (as an employee or an independent contractor) for any Person.
    (c) Non-Disclosure. In addition, Grantee agrees not to disclose or use for his/her/their own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates; (ii) Information which is generally known to the industry or the public other than as a result of Grantee’s breach of this covenant; or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his/her/their possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position. Grantee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.
    (d)    Protected Rights. Nothing contained in this Agreement prohibits or limits Grantee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, including but not limited to the U.S. Securities and Exchange Commission. This Agreement also does not prohibit or limit Grantee’s ability to communicate with any federal, state or local governmental agency or commission (including but not limited to the U.S. Securities and Exchange Commission), or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission (including but not limited to the U.S. Securities and Exchange Commission), including providing documents or other information. Moreover, nothing in this agreement prevents Grantee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Grantee has reason to believe is unlawful.
    (e)    Remedies. Grantee agrees that any breach of Section [13(a),] 13(b), or 13(c) will result in immediate and irreparable harm to the Company and its affiliates for which damages alone are an inadequate remedy and cannot readily be calculated. Accordingly, the Grantee agrees that the Company and its affiliates shall be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security or limiting other available remedies.
    (f)    Termination of Agreement. This Agreement and the Award shall terminate effective on the date on which Grantee enters into any activity in breach of Section [13(a),] 13(b), or 13(c). This Agreement and the Award shall also terminate if at any time during Grantee’s employment with the Company or any of its subsidiaries or affiliates or within one (1) year after the termination of such employment for any reason (whether voluntary or involuntary), Grantee (i) is convicted of a felony; (ii) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates; or (iii) is excluded from participating in any federal health care program. In any of the aforementioned cases, in addition to injunctive relief as forth above, the Company may seek an order requiring Grantee to repay the Company any value, gain or other consideration received or realized by Grantee as a result of this Award or any Shares received pursuant to the Award. The provisions of this Section 13(f) are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations. Notwithstanding the foregoing and any other language in this Agreement, for the avoidance of doubt, this Section 13(f) does not supersede or preclude the application or enforceability of Section 7 or the Clawback Policy.
    (g)    Advice of Counsel. Grantee acknowledges and agrees that Grantee has carefully read and fully understands all of the provisions of this Section 13 and that Grantee has been advised to and/or has obtained representation by counsel in connection with Grantee’s execution of this Agreement.
    (h)    Governing Law. Notwithstanding anything in the Plan or this Agreement to the contrary, this Section 13 shall be construed and regulated under and by the laws of the state where Grantee resides. The parties agree that any and all actions or proceedings to enforce Section 13 shall be brought in the state or federal court where Grantee resides.

14.Compliance with Policies.

It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s policies and procedures as may be in effect from time to time, including without limitation, the Company’s Code of Conduct, Joint Venture Arrangements Policy, Medical Director Agreements Compliance Handbook, Acceptance of Gifts Policy and/or credentialing process (collectively, the “Policies”). If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, materially violates the requirements of the Policies, as determined by the Committee (with respect to a Grantee that is an “officer” under Section 16 of the Exchange Act) or the Company’s Chief Executive Officer, Chief Compliance Officer or Chief Legal Officer (with respect to a Grantee that is not an “officer” under Section 16 of the Exchange Act), then the Company may require Grantee to forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to and including termination. The provisions of this Section 14 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies or any laws or regulations. If at any time Grantee has questions or concerns about the provisions in this Section 14, or suspects any improper conduct related to the Policies, Grantee should immediately contact his/her/their supervisor or Team Quest. Grantee also may anonymously and confidentially call the Company’s Compliance Hotline.

15.Compliance with Law

No Shares shall be issued and delivered for a Gain Share unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan and this Award in order to comply with applicable law.

If any provision of this Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Agreement shall remain in full force and effect.

16.Electronic Delivery and Execution. Grantee will not be able to initiate any stock transactions related to this Award until Grantee has accepted the terms of this Agreement. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards made under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

DaVita Inc.
Stock Appreciation Rights Agreement Exhibit B – Events Causing Full Vesting Awards
For purposes of this Exhibit, “Cause” shall mean: (i) a material breach by Grantee of his/her/their duties and responsibilities which do not differ in any material respect from the duties and responsibilities of Grantee during the ninety (90) days immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Grantee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (ii) willful misconduct or gross negligence which results in material harm to the Company; (iii) the conviction of Grantee of, or a plea of nolo contendere by Grantee to, a felony or other crime involving fraud or dishonesty; or (iv) willful violation of Company policies which results in material harm to the Company.
Change of Control Vesting
In the event of a Change of Control, this Award shall automatically vest in its entirety upon the earlier of the following two events: (i) immediately prior to the effective date of a Change of Control if the successor in such Change of Control (the “Acquiror”) fails to effectively assume, convert or replace this Award, or
(ii) if the Award is effectively assumed in a Change of Control, as of the date of termination of Grantee’s employment if such termination occurs within twenty-four (24) months following such Change of Control by the Company (or the Acquiror) (a) other than for “Cause” (defined above) or (b) if applicable, by Grantee in accordance with the termination for “Good Reason” provisions of Grantee’s employment agreement, if any.

To be effectively assumed in the Change of Control, the award received in exchange for the Award in connection with a Change of Control: (i) must be of the same type as the Award; (ii) must have a value intended to preserve the value of the Award; (iii) must relate to publicly traded equity securities of the Company (or the Acquiror or another entity that is affiliated with the Company or the Acquiror); and (iv) must have other terms and conditions that are not less favorable to the Grantee than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the replaced Award may take the form of a continuation of the Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions for effectively assuming the Award have been satisfied shall be made by the Board, as constituted immediately before the Change of Control, in its sole discretion.

Rule of 65 Vesting

In the event that (i) the Grantee has remained continuously employed with the Company for at least one year from the Grant Date, (ii) the Grantee has satisfied the Rule of 65 (as defined below) at the time of his/her/their termination of employment and such termination of employment is not for Cause, and (iii) the Grantee is an “officer” under Section 16 of the Exchange Act at the time of such termination of employment, then the Award shall vest and become exercisable in accordance with its normal vesting schedule set forth on the cover page of the Agreement; provided, however, that if following the Grantee’s termination of employment under this paragraph, there is a Change of Control and the Award is not effectively assumed, converted or replaced, then the Award shall vest and become exercisable upon such Change of Control. If the Grantee satisfies the requirements of the preceding sentence but the Grantee’s termination of employment occurs prior to the first anniversary of the Grant Date, then the portion of the Award eligible for vesting shall be prorated based on the number of full months from the Grant Date to the Grantee’s termination of employment divided by 12.

“Rule of 65” shall mean that the sum of the Grantee’s age and years of service equals or exceeds 65, with a minimum age of 55 and a minimum of five years of continuous service.

Death or Disability

In the event of the Grantee’s death or Disability while employed by the Company and the Grantee is an “officer” under Section 16 of the Exchange Act at the time of such death or Disability, the Award shall vest and become exercisable upon such death or Disability.

“Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.